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                                                                      EXHIBIT 11

              [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]



                                                     May 17, 2002

AIM International Funds, Inc.
11 Greenway Plaza
Suite 100
Houston, TX 77046

                  RE: Shares of Stock of AIM European Development Fund

Ladies and Gentlemen:

                  We have acted as counsel to AIM International Funds, Inc., a Maryland corporation (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") among the Company, on behalf of its series portfolio, AIM European Development Fund ("European Development"), AIM Growth Series, a Delaware business trust ("AGS"), on behalf of its series portfolio, AIM Euroland Growth Fund ("Euroland Growth") and A I M Advisors, Inc., a Delaware corporation.

                  The Plan provides for the reorganization of Euroland Growth with and into European Development (the "Reorganization"). Pursuant to the Plan, all of the assets of Euroland Growth will be transferred to European Development. European Development will assume all of the liabilities of Euroland Growth and the Company will issue Class A shares of European Development to Euroland Growth's Class A shareholders, Class B shares of European Development to Euroland Growth's Class B shareholders and Class C shares of European Development to Euroland Growth's Class C shareholders. The value of each Euroland Growth shareholder's account with European Development after the Reorganization will be the same as the value of such shareholder's account with Euroland Growth prior to the Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Company's charter and resolutions of the Board of Directors dated May 15, 2002, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the Class A, Class B and Class C shares of European Development to be issued to the Euroland Growth shareholders pursuant to the Plan (the


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"European Development Shares") will have been filed by the Company with the
Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the European Development Shares are duly authorized and, when issued by the Company to the shareholders of Euroland Growth in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Maryland.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to our firm under the captions "Additional Information About the Agreement -- Other Terms," "Additional Information About the Agreement -- Federal Tax Consequences" and "Legal Matters" in such Registration Statement.

                                    Very truly yours,

                                    /s/ Ballard Spahr Andrews & Ingersoll, LLP


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